CYBERDEFENDER

Employment Offer

November 23 2005

On behalf of CyberDefender Corporation we are happy to extend the following employment offer to Igor Barash.

Title: VPIT (Vice President of Information Technology).
- VPIT will work under the direction of CTO/COO and CEO.

Job Responsibilities:
- Manage all aspects of System Management (server infrastructure, server security, maintenance, data protection
- Manage all aspects of Network Management (Network Reliability, Member Management Infrastructure, Corporate Infrastructure, Domains and DNS, Corporate IT)
- Manage all aspects of Threat Central (Threat Central Operations, Threat Central Team, Upgrade Integrity, Threat Research)
- Manage all aspects of Customer Care (Tech Support, Customer Care, Partner Support, Satisfaction Surveys, Organizational Best Practices)
- See confidential organization chart

Term:
- At will employment

Company stock:

- Reissue current company stock to represent a total of 702,752 shares (47,000 less of previous stock issuance) – pre public merger shares.
- 7.5% of free trading shares – based on free trading shares offered to Gary Guseinov. Free trading shares will come out of current stock ownership and are not additional shares.

Base Salary: (2006)
- $135,000 per year – review in 3 months

Commission/Bonuses: (2006)

- Quarterly MBO:
    - $12K bonus per quarter for meeting company goals
    - Subject to MBO Process (see below)
    - 50% for meeting company objectives/goals
    - 50% for meeting operating revenue goals, with proportionate acceleration for exceeding these goals

CYBERDEFENDER

- $20K annual bonus for meeting yearly company goals – as described above

Severance:
3 months if terminated for no cause

MBO Process:

Management By Objectives (MBO) System:

1. A list of objectives will be mutually agreed between Employee and CEO/COO/CTO before the beginning of each new quarter.
2. These objectives must be Specific, Measurable, Achievable, Realistic, and Time-based .
3. Promptly after the end of each quarter, Employee will submit a report of percentage of accomplishment of these objectives.
4. COO/CTO or CEO will review promptly with Employee and will approve the report. Any disagreements will be ironed out openly and factually.
5. Disagreements that cannot be resolved may be referred by either party for resolution to the Board of Directors or the Compensation Committee, which must be prompt and final.
6. Upon approval, the Company will pay the bonus by multiplying the bonus sum by the approved percentage of attainment and pay the resulting sum at the next pay period after approval.
7. Objectives and Revenue/Profit goals will be based on company forecasted financial models presented to investors and auditors.

Benefits:
- Family Health coverage
- Family Dental
- Cell phone – up to $150 per month
- Car Up To $800 per month
- Car Insurance – up to $100 per month
- Internet Access – up to $150 per month
- Management Stock Option Plan – 47,000 shares of the Management Option Plan.
- Participation in the 401k plan

CYBERDEFENDER

Start Date:

- New compensation plan to take effect January 1, 2006

This offer is made subject to the terms and conditions of the final employment agreement. The parties agree to promptly negotiate the final employment agreement in good faith based on the terms set forth in this term sheet. All previously agreed to contracts and arrangements will be null and void – except for surviving clauses. All previously agreed to stock ownership agreements will be null and void.

This offer is valid until 11/23/2005 and shall be binding on both parties upon acceptance.

By: ______________________ 11/23/2005
Gary Guseinov, CEO — Date

Accepted: ______________________ 11/23/05
Igor Barash — Date